                                                                      EXHIBIT 11

                             FISHER COMPANIES INC.
                       COMPUTATION OF PER SHARE EARNINGS

                                         Nine Months Ended                 Three Months Ended
                                            September 30                      September 30
                                        1998             1997             1998             1997

Weighted average common shares
outstanding during the period:       8,540,073         8,533,775       8,542,162        8,535,299

Dilutive effect of:
 Restricted stock rights                15,969            24,338          15,834           25,492
 Stock options                          19,468            19,237          22,063           25,305
                                   -----------       -----------     -----------      -----------
  Weighted average shares
  outstanding assuming dilution      8,575,510         8,577,350       8,580,059        8,586,096
                                   ===========       ===========      ==========       ==========
Net income                         $14,024,000       $16,315,000      $4,092,000       $5,399,000
                                   ===========       ===========      ==========       ==========

Net income per common share              $1.64             $1.91            $.48             $.63
                                         =====             =====            ====             ====
Net income per common share
 assuming dilution                       $1.64             $1.90            $.48             $.63
                                         =====             =====            ====             ====

Share amounts have been restated to reflect the two-for-one stock split that was effective March 6, 1998.

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